UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 31, 2020

SENECA FOODS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation)	0-01989 (Commission File Number)	16-0733425 (IRS Employer Identification No.)

3736 South Main Street, Marion, New York 14505-9751
(Address of Principal Executive Offices, including zip code)

(315) 926-8100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:
Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock Class A, $.25 Par	SENEA	NASDAQ Global Market
Common Stock Class B, $.25 Par	SENEB	NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Retirement of Kraig H. Kayser as President and Chief Executive Officer

On August 31, 2020, Kraig H. Kayser, the President and Chief Executive Officer of Seneca Foods Corporation (the “Company”) notified the Board of Directors (the “Board”) of the Company of his decision to retire from the Company. Mr. Kayser’s retirement is not due a disagreement with the Company relating to the Company’s operations, policies or practices.

On August 31, 2020, the Compensation Committee of the Board (the “Board”) approved the Company’s entry into an Executive Transition Services Agreement (the “Agreement”) with Mr. Kayser. Pursuant to the terms of the Agreement, Mr. Kayser will retire as President and Chief Executive Officer and as a member of the Board on September 30, 2020. Mr. Kayser will continue to be an employee to provide transition services through October 31, 2021 and, during this period, will receive an annualized salary of $666,250 per year, reasonable administrative support and reimbursement for reasonable expenses incurred in connection with his services. He will continue to participate in the Company’s Executive Profit Sharing Bonus Plan for the fiscal year ending March 31, 2021. The Company will also enter into a Supplemental Retirement Agreement to provide Mr. Kayser with supplemental retirement benefits upon his cessation of service with the Company. Such supplemental retirement benefits will consist of a payment of $25,000 per month for 48 months.

The foregoing is a summary description of the terms and conditions of the Executive Transition Services Agreement and is qualified in its entirety by reference to the Executive Transition Services Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 26, 2020.

Appointment of Paul L. Palmby as President and Chief Executive Officer

Also on August 31, 2020 the Board appointed Paul L. Palmby as the Company’s President and Chief Executive Officer to be effective October 1, 2020. Mr. Palmby, age 57, has served as Executive Vice President and Chief Operating Officer of the Company since 2006. Prior to that, he served as President of the Vegetable Division of the Company from 2005 to 2006 and Vice President of Operations of the Company from 1999-2004. Mr. Palmby joined the Company in March 1987.

Effective October 1, 2020, Mr. Palmby’s base salary will be increased to $646,846. Mr. Palmby will continue to participate in the Company’s Executive Profit Sharing Bonus Plan. Any restricted stock awards and bonus payments under the Company’s Division Management Bonus Program for the fiscal year ending March 31, 2021 will be prorated for the period up to Mr. Palmby’s appointment as President and Chief Executive Officer.

There are no family relationships between any of the Company’s directors or officers and Mr. Palmby that are required to be disclosed under Item 401(d) of Regulation S-K.

There are no other arrangements or understandings between Mr. Palmby and any other person pursuant to which Mr. Palmby was appointed as President and Chief Executive Officer. Mr. Palmby has not entered into any transactions with the Company that are required to be disclosed under Item 404(a) of Regulation S-K.

A copy of the press release issued on September 1, 2020 by the Company announcing Mr. Kayser’s retirement and Mr. Palmby’s appointment as President and Chief Executive Officer is attached hereto as Exhibit 99.1.

Item 9.01          Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 99.1	Press Release dated September1, 2020 announcing Kraig H. Kayser’s retirement from Seneca Foods Corporation and Appointment of Paul L, Palmby as successor Chief Executive Officer.
Exhibit 104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:            September 1, 2020

SENECA FOODS CORPORATION

By:	/s/Timothy J. Benjamin
Timothy J. Benjamin Chief Financial Officer